                    [LETTERHEAD OF ADVANCED MICRO DEVICES]


NEWS RELEASE                                                          EXHIBIT 99


                                                        For further information:
                                                                    Scott Allen
                                                                  (408) 749-3311


                     AMD COMMENCES UNDERWRITTEN OFFERING,
                        ENTERS INTO NEW CREDIT AGREEMENT


     SUNNYVALE, CA - JULY 22, 1996 - AMD announced today that it is commencing an underwritten offering of up to $400,000,000 of its senior secured notes due 2003, pursuant to its shelf-registration statement filed with the Securities and Exchange Commission declared effective in 1994. Donaldson, Lufkin & Jenrette Securities Corporation and BA Securities, Inc. are acting as underwriters of the offering. The rate of interest on the notes will be determined prior to their sale.

     AMD also announced that it has entered into a new credit agreement with Bank of America NT&SA as administrative agent and lender, and ABN AMRO Bank, N.V. and Canadian Imperial Bank of Commerce as lenders. The new credit agreement provides a three-year revolving credit facility (subject to a one-year extension with the approval of the lenders) in an aggregate principal amount of $150,000,000, and a four-year term loan available in one drawdown or in multiple draws within a six month period following the closing in an aggregate principal amount of $250,000,000. These new credit facilities, which will become available to AMD when the senior secured notes are sold, will replace certain of AMD's current credit facilities. AMD intends to use approximately $150,000,000 of the net proceeds from the sale of the senior secured notes to prepay the company's existing four-year term bank loan. The senior secured notes and the indebtedness under the new credit agreement will be secured by substantially all of AMD's real property, plant and equipment at one of its fabrication facilities, Fab 25, located in Austin, Texas.

                                    (more)

     The offering of the senior secured notes will be made only by means of a prospectus, including a prospectus supplement, to be filed with the Securities and Exchange Commission. A copy of the prospectus describing the senior secured notes may be obtained from Donaldson, Lufkin & Jenrette Securities Corporation and BA Securities, Inc. in New York, New York, and Chicago, Illinois, respectively.

     AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets. A Fortune 500 company, AMD produces processor, flash memories, programmable logic devices, and products for communications and networking applications. Founded in 1969, AMD is based in Sunnyvale, California, and has sales and manufacturing facilities worldwide. (NYSE:AMD)

                                        ####

WORLD WIDE WEB: Press announcements and other information about AMD are available on the Internet via the World Wide Web. Type http://www.amd.com at the URL prompt.

AMD, the AMD logo and combinations thereof are trademarks of Advanced Micro Devices, Inc.

AMD news release #96CORP19                                       #9676